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EXHIBIT 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-98738, No. 333-39407 and No. 333-38730) pertaining to the
Vion Pharmaceuticals, Inc. Amended and Restated Stock Option Plan, in the Registration Statement (Form S-8 No. 333-53772) pertaining to the Vion Pharmaceuticals, Inc. 2000 Employee Stock Purchase Plan and in the Registration Statements (Form S-3 No. 333-37941, No. 333-61477, No. 333-79939 and No.
333-95671) of Vion Pharmaceuticals, Inc. and in the related Prospectus of our report dated February 14, 2001, with respect to the financial statements of Vion Pharmaceuticals, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                               Ernst & Young LLP

Stamford Connecticut
March 28, 2001